Exhibit 99.2
WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

WILLBROS GROUP, INC.
Moderator: Michael Collier
November 8, 2011
8:00 am CT

Operator:	Good day, ladies and gentlemen, and welcome to the Willbros Group Third Quarter 2011 Earnings call. Just a reminder that today’s program is being recorded.

I would now like to turn the conference over to Mr. Michael Collier, Vice President of Investor Relations. Please go ahead, sir.

Michael Collier:	Thank you, operator. Welcome to the Willbros Group conference call. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros, and Van Welch, our Chief Financial Officer.

This conference is being broadcast live over the Internet and is also being recorded. An archive of the Webcast will be available shortly after the call on our Web site, Willbros.com. Replay will also be available through the phone number provided by the company in yesterday’s press release.

Information reported on this call speaks only as of today, November 8, 2011, and therefore you are advised that time sensitive information may no longer be accurate at the time of any replay.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC.

The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events, or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of yesterday evening, November 7, 2011, and on our Web site.

And now, I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer. Randy?

Robert Harl:	Thanks, Mike. Good morning everyone and thank you for joining us today.

In our press release yesterday, we reported third quarter results from continuing operations before the impact of special items of $2.7 million or 6 cents per diluted share on revenue of $466 million. Van will provide more details on our financial results in his prepared remarks.

On the last call we told you we expected to be profitable in the third quarter. One that would be very comparable to the second quarter, and we delivered. Our positive operating performance is the result of hard work to improve our project execution and to align our cost and resources with the substantial work commitments we have. I’m pleased with the progress we’ve made to improve operating performance and to reduce our total debt.

During the third quarter we paid down an additional $22.2 million of our term loan, and as of October 31 we have reduced our outstanding term loan by $113.4 million, exceeding our goal for

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

2011 of $50 to $100 million. We remain focused on further debt reductions to increase our financial flexibility and to improve our risk profile.

Our third quarter results in the Utility T&D segment were vastly improved from the third quarter of 2010, reflecting the significant improvements we’ve made to enhance the performance of our Utility T&D segment. At the end of last year we elevated our interaction with our customers, including our major client Oncor. As a result, we have much better insight into the Utility T&D segment and we continue to focus on aligning our resources with the spending patterns of our customers in all of our segments.

Our third quarter performance was significantly improved from last year as we benefited from continued high levels of transmission construction activity on the CREZ project in Texas. We expect high levels of activity and resource utilization on the CREZ projects to continue through the fourth quarter and into next year.

We completed construction on the solar farm project in New York, and are continuing to progress on the two transmission projects in Maine. Also in the Northeast, we were able to mobilize approximately 600 people to assist with storm restoration work associated with Hurricane Irene. While Hurricane Irene contributed some storm restoration revenueand income, this was more than offset by the impact of weather and additional labor costs on capital projects in the Northeast.

In our Distribution business in Texas, we have successfully increased utilization by pursuing and executing smaller transmission projects. This has helped us improve on results from the third quarter of last year and has also enabled us to build additional transmission and construction capacity to compete for the larger transmission projects going forward.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Moving to the Upstream Oil and Gas segment, our regional strategy to provide our engineering and construction services locally in the U.S. is generating solid performance. Our third quarter revenue is an indication that we are successfully delivering on our regional expansion initiatives in a very competitive marketplace. We have seen a substantial change in the competitive landscape that we face.

As an example, in late 2009 we negotiated the Fayetteville Express Pipeline project, which was highly successful. Moving forward to 2011, we bid on the Acadian Pipeline project when industry-wide large diameter pipeline spread utilization rates were much lower. We won this project in a price competition against 11 other bidders and we delivered the as-bid profit.

Despite lower revenue from large diameter pipeline construction, revenue from all our U.S. upstream businesses for the first nine months of 2011 increased approximately 40% from the same time period in 2010. We have moved to a decentralized model where we are closer to our customers and can offer our full suite of services locally.

Our customers, both hydrocarbon producers and transporters are recognizing the value in our engineering, procurement, and construction — EPC — offering as evidenced by the award of four EPC projects this year.

We believe our pipeline integrity management services offering presents significant opportunities. Pipeline failures, such as in San Bruno, California and Allentown, Pennsylvania have moved pipeline safety to the forefront of the public and regulatory spotlight. Industry analysis and estimates of this market are in excess of $10 billion per year for pipelines and associated facilities, presenting us with a huge new market opportunity.

We launched our integrity strategy in 2009, which enabled us to expand our alliance with NiSource. Today, we have alliances with three major customers and we are actively assisting

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

them as they prepare for the new regulations that are expected to be implemented beginning sometime in 2012. We have customized technology to assist owners of pipelines to comply with the new regulations helping them with identification, remediation, and management of system integrity.

With the growth potential of this market, having the right technical resources will be a critical success factor. We are already well positioned with over 200 integrity management specialists.

In Canada, our business is anchored by recurring services. With our focus turned to the oil sands-centric market, we have identified significant opportunities in small capital projects, field services, fabrication, and maintenance. With our proven capabilities we expect significant growth of this business in the next year. Also in Canada, our Downstream segment added $45 million in backlog for tank construction, driven by the need for more liquid storage. This is a product of the strategy we initiated in 2008 and we are now established as a credible and recognized service provider for tank construction in Canada.

Additionally, our U.S. Downstream business delivered sequentially improved operating results, and we continue to rationalize our cost structure to align with our customers’ needs and with the level of demand.

Our Gulf Coast office near the Houston Ship Channel is generating opportunities for our services in the refining and petrochemical sectors. We are confident that we will book our first work in the next few months, and that this office will make a significant contribution to our Downstream segment in 2012.

We are also seeing increased inquiries for our Downstream engineering services. Our success winning new engineering work includes a multi-year contract at the HOVENSA Refinery in the U.S. Virgin Islands, additional work Valero’s Aruba facility, and new assignments with our long

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

time customer, NCRA in Kansas. Since the beginning of the year, we have added approximately 50 engineers to our Downstream segment.

Now, Van will discuss our financial results in more detail. Van?

Van Welch:	Thanks, Randy, and good morning everyone. First, as Randy reminded you, in last quarter’s conference call we stated our expectation that the third quarter results would be similar to the second quarter’s results. This turned out to be the case.

When we removed the affects of several special items in the third and second quarters, operating income for the third quarter is $13.8 million, as compared to operating income of $13.1 million in the second quarter.

I will briefly recap the primary special items impacting the last two quarters of operating income.

The third quarter includes an estimated $134.3 million goodwill impairment charge, partially offset by the reduction of the remaining InfrastruX contingent earn out liability of $4 million. The second quarter included an $8.2 million TransCanada settlement charge, and a $3.8 million gain on the sale of the facility in Fort McMurray, Canada.

The estimated goodwill impairment charge of $134.3 million pre-tax was related to our Utility T&D segment. The impairment was largely driven by a reduction of our assumed growth in the electric transmission and distribution business. Market risks increased as a result of the continued slow economic recovery, the recent recurrence of instability in world financial markets, and the hard hit U.S. housing sector.

The increased market risk was reflected in the higher discount rates applied to our projected future cash flows, as compared to the rates used when we completed our purchase price

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

accounting. Including the estimated goodwill impairment charge incurred in the third quarter, our consolidated goodwill has been reduced to approximately $68 million.

The contingent earn out liability associated with the InfrastruX acquisition was initially valued at $55.3 million. The creation of this $55.3 million liability resulted in goodwill increasing by a corresponding amount. The necessary adjusted EBITDA levels to trigger an earn out payment were not reached in 2010, nor do we expect an earn out to be achieved in 2011.

If the previously referenced special items second and third quarter transactions are tax effected, and we remove the impact of the tax benefit associated with reducing our estimate of foreign earnings, net income from continuing operations for the sequential quarters would have been fairly flat or approximately $2.7 million in this quarter and $3 million in the previous quarter.

Now, I will move to the segment information starting with the Upstream segment.

In the Upstream segment the third quarter operating income improved sequentially, up slightly compared to the previous quarters’ $12 million, with the unfavorable impact of the TransCanada settlement removed. As Randy stated, we successfully completed the Acadian Pipeline Construction project, continue to grow our regional offices, primarily in the major shale play areas and other liquid-rich basins, and sustained a strong performance in our engineering and Oman businesses and on EPC projects.

Moving to Downstream, the Downstream segment reported operating loss of $3.9 million on revenue of $53.7 million continues to be driven by a difficult market. Directionally, these results are slightly better than the previous quarters’ $4.1 million loss. The segment continues to be impacted by delayed turnaround spending and uncertain timing of small capital projects by our customers in the U.S. We have experienced recent improvements in the engineering portion of

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

our Downstream business, and had significant awards for tank construction in the third quarter in Canada.

Lastly Utility T&D, for the third quarter of 2011 the Utility T&D segment reported operating income of $4.1 million, excluding the estimated goodwill impairment, on revenue of $186 million, compared to income of $8.9 million on revenue of $187.9 million in the second quarter of 2011. Hurricane Irene contributed some storm restoration revenue and income; however, weather and labor issues impacted our large capital projects in the Northeast, and more than offset these gains.

Chapman’s transmission and construction work for Oncor’s portion of the CREZ work is continuing at a steady pace, and in the Northeast work continues on (MPRP) and Bangor Hydro.

Now a few words on Disco Ops, we realized a loss in discontinued operations of approximately $11.6 million, or 24 cents per share for the third quarter of 2011. The loss includes $6-1/2 million in legal costs attributed to litigation brought by the West African Pipeline Company. We expect legal expenses to remain significant through the June 2012 projected trial date. While preparing for trial, we are concurrently engaging the plaintiff in a mediation process that began in September of 2011. We expect to have our next mediation meeting in December.

The remaining loss of $5.1 million is primarily attributed to losses within our discontinued Canadian cross-country pipeline operations. This loss is the total estimated loss upon completion of these projects, and therefore we do not anticipate any further losses. While we pursue a sale of these operations, we continue to take steps to minimize our future cash exposure.

Now moving to tax, in the quarter we further reduced our tax liability associated with repatriation of foreign profits by $2.2 million, primarily as a result of additional discontinued operation losses

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

in Canada’s cross-country pipeline operations. Going forward, our projected tax rate for year-end will be approximately 36%, excluding the impact of any discrete items.

Our backlog levels continue to be strong. At September 30, 2011 Willbros reported total backlog from continuing operations of $2.3 billion, compared to $2 billion at December 31, 2010. Twelve month backlog was $910.8 million, up from the $828.6 million at December 31, 2010. New backlog additions in the third quarter totaled $433 million, with the majority of these additions coming from our MSAs.

Now on liquidity, our continued operations cash balance as of September 30 was $68.3 million, a $25.3 million decrease from our second quarter ending cash balance. However, we now have access to $25 million on our credit facility revolver providing total liquidity of $93.3 million.

Working capital from continuing operations increased to $168.1 million, an increase of $8.5 million, as compared to the second quarter ending balance. Also, EBITDA for the third quarter was $32.2 million, an increase of $10.1 million over the second quarter. This variance is largely attributable to an $8.2 million impact of the TransCanada settlement at the end of the second quarter.

We used $22.2 million of our cash to continue reducing the term loan in the third quarter. The cash was generated from the sale of excess Canada equipment and the sale and lease-back of certain other equipment and certain facilities in the United States. Over the first nine months of this year we have reduced our term loan debt by $94.7 million. In early October we sold a non-strategic subsidiary, InterCon. This allowed us to increase our year-to-date through October 31 term loan paydown to $113.4 million, over $13 million more than the high end of our $50 million to $100 million objective.

Let me explain why we have placed so much emphasis on achieving this objective.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Most importantly, as we deleverage we improve our earnings potential. If we do not make any additional term loan reductions in the fourth quarter, annual interest expense in 2012 will be reduced $13.9 million, of which $10.8 million represents cash interest payments and future cash savings. Using our current estimated tax rate of 36% and our third quarter fully diluted shares to calculate the EPS impact for full-year 2012, the expected impact on earnings is approximately 19 cents per share.

Currently, we have $25 million of unused borrowing capacity available. As we continue to reduce our term loan balance and increase trailing 12-month adjusted EBITDA, we move closer to achieving a maximum total leverage ratio of less than 3:1, which will open full access to our credit facility. Looking forward, we will continue to pursue opportunities to monetize non-strategic businesses and underutilized assets.

It is noteworthy that our risk of financial covenant default under our credit facility is decreasing as we move beyond the third quarter. Let me explain.

The maximum total leverage and the minimum interest coverage ratios both used trailing 12-month EBITDA with certain allowed adjustment in the calculation of these ratios. As you may recall, our financial results in the fourth quarter of 2010 and first quarter of 2011 were unfavorable with low levels of EBITDA. Both of these quarters were in our September 30, 2011 trailing 12-month EBITDA calculations, which adversely impacted these ratios.

Going forward, we expect the fourth quarter of 2011 and the first quarter of 2012 to be significantly better from an EBITDA perspective than the equivalent quarters in their respective prior years. This will provide more headroom and allow some flexibility in our use of cash as we pursue our primary objective to eliminate the term loan and the restrictive covenants.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Now turning to CAPEX, our capital expenditure budget for 2011 remains at $29.7 million. We continue to defer capital spending and rely on rental equipment, especially in the U.S. where we believe the equipment rental market for our need is currently favorable for renting versus owning certain types of equipment.

As for guidance, I can reaffirm the 2011 goals we set for continuing operations. Revenue expected to be approximately $1.6 million. Debt reduction, we surpassed our full-year goal of approximately $50 to $100 million, and as of October 31 we have reduced our original $300 million term loan balance by $113.4 million. SG&A targeted to be 7% to 9% of annual revenue.

Due to the seasonality of our businesses, we expect a 15% to 20% reduction in fourth quarter revenue, compared to the third quarter of this year. At this time, we anticipate an operating loss in fourth quarter; however, we expect these results to be significantly improved versus the fourth quarter of 2010.

I will now turn the call back to Randy for additional comments. Randy?

Robert Harl:	Thanks, Van. We have delivered two consecutive quarters of positive operating results. We achieved these positive results by improving project execution, aligning our cost and resources with our work commitments, and advancing our strategic initiatives. While we have a lot more work to do to improve our performance and our financial flexibility, we believe that we are already seeing the impact from the steps we have taken.

As we move into the seasonally weaker fourth and first quarters and execute our current workload, we believe we will generate substantially better results compared to the prior years’ period. Here’s why.

In Utility T&D

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

•	we have the momentum of the CREZ projects,

•	Higher utilization in the balance of our Texas businesses, and

•	the benefit of our management initiatives, that have created more efficiency across the entire segment.
In Upstream Oil and Gas:
Our regional strategy is replacing large diameter pipeline construction revenue and providing more opportunities for revenue and income in the fourth and first quartersEngineering is more robust and we anticipate that our pipeline integrity management services unit will continue to grow. EPC backlog has grown by nearly $136 million over last year.
New operations management in Canada will focus on growth in oil sands-centric work, our fab shops are operating at higher utilization and we do not have the risk exposure in cross-country pipeline construction, and Oman has renewed its recurring services base.
In Downstream Oil and Gas:
, engineering has grown its backlog and added personnel,
On the Camp Pendleton project engineering is complete, procurement is well underway, and we expect to be in the field immediately after the holidays, and refining margins and renewed spending in the refining industry point to a better turnaround season in early 2012.
We have met the challenges over the past few years, and today we are well positioned in the best growth markets in North America, which offer hundreds of billions of dollars on opportunities over the next decade.
They are:
•	the build-out of electric transmission in the U.S.,

•	growing production in the liquids-rich shale plays and basins,

•	the huge potential in pipeline integrity management services, and

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

•	continuing investment in the Canadian oil sands.

We have the right strategies to leverage the skills of our people and take advantage of these robust markets. Our strong backlog gives us the momentum to achieve growth and financial performance, which will result in superior returns for our shareholders.

Operator, we will now take questions.

Operator:	And ladies and gentlemen, if you have a question today, please press star 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you have a question.

Up first is Steven Fisher, UBS.

Brandon Verblow:	Hi, good morning. This is Brandon Verblow in for Steve. My first question relates to Downstream. It looks like there was better bookings this quarter. I was wondering, first whether you expect that better pace of bookings to continue, and if you expect that better backlog to — whether you expect a healthier backlog to contribute to a revenue ramp up and whether that will be efficient to get to breakeven earnings next year?

Van Welch:	Yeah, this is Van. I’ll start. In terms of the backlog, as we mentioned in our prepared remarks, we were — we did win about $45 million worth of tank awards in Canada. That’s been a strategy of ours to enter that market for some time and we believe those awards are certainly a good sign for us that puts us as a player in that particular market, not only for these particular jobs as we execute those, but also for future jobs around tanks.

Also, in the turnaround in maintenance activity that has been curtailed for us for much of this year. We’re starting to see that open up a bit more in Q4 than in previous quarters, and as we go

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

into 2012 our expectation is that we’re going to have a very robust 2012 spring turnaround season.

So we’re quietly confident in that the Downstream business is improving for us. We’re encouraged by more capital projects starting to come online, but it’s still a very challenging market as we go forward.

Randy Harl:	I guess I’d like to add a couple of other thoughts to that. As Van said, the — we’ve been a bit challenged on — in the turnaround space this year. One of the things we’ve talked about before is we had a pretty focused client base in the past in our business, and that’s the reason that we’ve opened this Gulf Coast office. We’re very optimistic about we’ve seen so far. The reception has been good. And we expect that, as we said in the prepared remarks, to contribute significantly in 2012.

The trajectory of the engineering business is good, you know and based on the economic conditions that we’re in right now it looks like we’re going to continue to grow. Any time you’re adding people in an engineering business, it helps the cost structure. You know, margins are still pretty depressed in that business, but we’re getting it much closer to a breakeven position. And you know if things continue as we expect then we’re optimistic that we’re going to get this business, if not to breakeven, very close to it next year.

Brandon Verblow:	Okay. That was helpful. My second question relates to the Utility business. I guess it was profitable again this quarter and it was a year-over-year improvement, but it was down a little bit from Q2, I guess due to the additional costs from that Northeast project. Can you quantify what those costs were and whether the project was still profitable? And do you have other projects with similar contract structures that, you know could cause similar problems with additional costs in the future?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Randy Harl:	Well, I think, you know there — it — the projects that we have BP Solar, the Maine Reliability projects, and Bangor Hydro are unit price lump sum combinations.

BP Solar is lump sum, and when we get close to the end of the project and you get a major event like Irene, you know there were — there’s a lot of impact to labor staying on the job longer than we expected. We did generate the as-bid profit close to it on the project, but revenue grew a bit due to some change orders and we weren’t able to expand that profitability, so margins went down in that case.

The other lump sum projects that I mentioned are the projects in Maine. At this point we are still forecasting the as-bid profit on those projects, so we’re optimistic that Bangor Hydro, which finishes in December of this year, will come in as expected and that we’ll continue with good execution on the project — the other two projects in Maine, the Maine Reliability ones.

Brandon Verblow:	Okay. That was all I had. Thank you.

Operator:	Our next question today comes from Tristan Richardson, D.A. Davidson.

Tristan Richardson:	Morning, guys, just on behalf of John Rogers.

Randy Harl:	Good morning.

Van Welch:	Morning.

Michael Collier:	Morning.

Tristan Richardson:	Just a follow-up on those two projects a little bit, you know we’ve heard from other contractors that, you know sustained wet weather had — is impacting the fourth quarter to-date.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Are you guys seeing that? I know you said still forecasting profit as-bid, but are you guys seeing any sort of effects of weather into the fourth quarter on those projects, or just work in general in that region?

Randy Harl:	You know we’re not seeing anything yet. You know, of course we are just into the beginning of the wetter, colder conditions. You know, we expected those kinds of conditions in Maine, and so so far we’re seeing those projects execute exactly as we had planned.

For the rest of our business, we’re not seeing it in the Northeast, you know pretty much on track for what we expected. And here in Texas it’s drier than normal, so we’ve actually had better conditions and now that we’ve gotten past the extremely hot weather that we had here in Texas, which did impact productivity...

Tristan Richardson:	Right.

Robert Harl:	...a bit, because of the extreme temperature, things are actually getting a bit better, so we have a — we’re across the geography. You know, we have different conditions, but all-in-all we’re not seeing any deterioration at this point.

Tristan Richardson:	Okay, and then just as it pertains to your capital ratios and — or your leverage ratios, when — as you guys report adjusted EBITDA quarterly is that a good proxy for, you know, how we should look at your leverage ratio in terms of, you know being in compliance with that covenant, because I know that it does differ a bit, or is that — generally is that a good proxy?

Van Welch:	It — this is Van. It generally is, but there are certain things per our covenant agreement that we do get to add back. You know, for example, bad debt expense we can add back, we can add back gains or losses on sales of non-realty kinds of assets, you know things of that nature that will portray a bit of a different number at the end of the day.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Tristan Richardson:	Okay, so just generally the adjusted EBITDA that you guys provide more or less understate the adjusted — or the EBITDA that — you know that your creditors are looking at for covenant purposes?

Van Welch:	It would be a bit lighter than what you would see in the covenant agreement.

Tristan Richardson:	Okay, great. Thank you guys very much.

Operator:	Next up is Matt Tucker, KeyBanc Capital Markets.

Matt Tucker:	Good morning, gentlemen.

Robert Harl:	Hey, Matt.

Van Welch:	Hey, Matt.

Matt Tucker:	A couple of questions on backlog. I guess beginning with the Upstream segment, you know the 12-month backlog has gone down sequentially over the past couple quarters; you finished up the Acadian Pipeline. Could you talk a little bit about your expectations for the trajectory of backlog heading into 2012, and do you have some large transmission pipeline-type opportunities that you’re focused on or is the backlog going to be driven moreso by the smaller shale play activity going forward?

Van Welch:	I think, Matt, if you look at where we are today, we have a number of opportunities for pipeline work in Q4 and Q1 that could be added to backlog. You’re correct in pointing out that to-date we have deteriorated a bit associated with the work off of the Acadian pipeline project.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

But, we’ve also, you know through the year, you know we’ve added some fairly significant EPC opportunities in that Upstream space as well. That was booked in the backlog previously. And we’ve added, you know, about $136 million worth of EPC opportunities in 2011.

Randy Harl:	And I would also comment on that, Matt, that you know we’re returning to a more normal pipeline market, construction market where a lot of this stuff is fairly close coupled between identification of the project, bidding, and execution.

A lot of these customers are in competition with one another to serve their customers, the producers, and therefore there’s not a lot of advanced warning for a lot of the stuff that we’re doing. So you will bid one month and start construction the next. That’s a big difference between what we looked like a couple of years ago when we were taking very large backlogs of pipeline construction from year-to-year or from quarter-to-quarter, now that that time element has changed quite a bit.

So we’re seeing a lot of smaller opportunities that are out there that we will bid, you know, beginning this quarter into the first quarter of next year that will get executed and started in the first quarter. So that’s a fundamental change in the way that you have to look at this part of our business, and I would point to the success that we had in Q2 and Q3. Most of those projects, other than Acadian, weren’t those long lead kinds of things that you can point to that are in backlog.

And as Van said, the EPC piece is also an important part of the story, but that fundamental - the fundamental structure of the business that we have in the U.S. in the Upstream is very different than it was before.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Matt Tucker:	Thanks. And then, you know I believe you guys have indicated that you wouldn’t expect to participate in the Keystone Pipeline if it does go through, but you know clearly whether or not that happens is going to have a big impact on the overall pipeline market in 2012.

Could you talk a little bit about how that, you know is or isn’t impacting the timing of other awards? I don’t know if it’s kind of compelling sponsors to accelerate things or wait and see what happens. And then, you know in the scenario of it going forward or not going forward, how could you see that affecting your pipeline business in 2012?

Randy Harl:	Well, I mean I think as a general statement we’re not seeing, you know whether it goes or not really affect the decisions of others that are really driven primarily by the economics of whatever project they have.

With regard to us, you know, that’ll take a large part of the large diameter spread capacity out of the market during that timeframe, which you know theoretically should help us, but it’ll be a function of you know how much other work occurs during that same period of time, because you know if it takes half of the utilization away there’s still quite a bit out there.

And I think we reported to you a couple of quarters the amount of large diameter constructions projects that are out there and identified are way off of where they were a couple of years ago. So I mean there will still be significant competition, but we’re prepared for that.

I think the example that I used in my remarks with regard to the Acadian project, we’ve really gotten focused on reducing our costs, being competitive, and being able to get out there, and on a price competition basis, win projects and produce profitable results.

The other part of the story, of course, is the smaller diameter pipeline, which brings into the picture a lot of competitors that you don’t think about on the larger spreads, and you’ve got to

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

compete with them as well. You know, it’ll probably take away some of the attention of the larger players that are going after the smaller projects, because that’s really the only thing that’s out there. I think net-net the Keystone XL going forward should help us.

Matt Tucker:	Thanks. And then, on the Downstream side, you know you indicated that the engineering activity has really picked up. My sense from kind of looking at the backlog, and excluding the storage tank work, is that you haven’t seen as much of the kind of larger dollar construction or EPC work that goes along with that.

Is that because customers are kind of doing the front end work right now, but not pulling the trigger on construction, or can you help me understand a little bit better what’s going on there with the engineering work picking up but the backlog on the refining side maybe not as strong?

Randyt Harl:	Well, on the engineering side, you know it’s primarily driven by MSA work, and so what’s coming out under those MSAs is more work or more smaller projects that owners are now feeling more comfortable moving forward with. But, you know we’re coming off of a market that was really very dead to one that’s got a bit a life in it now.

So I mean, it’s not — certainly not robust, but it takes us back towards something where, you know, we can move the business toward profitability. I think if you see sustained profitability in the refining area and in petrochemicals that always leads to more work for contractors like us. And so, right now we’re pretty optimistic about what we see if those current trends continue.

In — from a backlog standpoint in total Downstream, you know, we had a big change from 2010 to 2011, in terms of what the turnaround scene really looked like, a lot less work. Contrasting that with what we see going forward, as Van said in his remarks, we see some pickup in Q4, but we already have booked a number of projects for 2012. Talking with our customers, they are planning a lot more work. So from a backlog standpoint what we expect there is to add in a more

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normal level of turnaround activity more like 2010 or before than we saw this year. So that’s where you should see the backlog come from.

We’ve proved our capability with the McKee job to do smaller EPCs, which is an area that we thought they were focused on. There just haven’t been many of those. We have identified a few of them that as they go forward they could also make a significant difference, but I think the big part of the story of returning to normal is success on the Gulf Coast and getting our maintenance and turnaround business back to levels of revenue generation that can cover our costs and get us back to profitability.

Matt Tucker:	Appreciate the color, guys. Thanks.

Operator:	Avondale’s Dan Mannes is up next.

Daniel Mannes:	Good morning, Van and Randy.

Randy Harl:	Good morning.

Van Welch:	Morning.

Daniel Mannes:	Hey, a couple of follow-up questions. First, I just wanted to confirm what you were saying as it relates to the Upstream segment. You know, on the bidding environment it sounded like you’re indicating that it still remains highly competitive, and now that you’re moving to the shales it’s may — it’s just as competitive, just different people. Is that the way you had characterize it, or has it gotten any better year-over-year or over the last couple of quarters?

Robert Harl:	I think you hit the nail right on the head. It is — everywhere we go competition is fierce...

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Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Daniel Mannes:	Okay.

Randy Harl:	...and you have to have the right cost model to be able to earn the margins that you bid.

Daniel Mannes:	Got it. Real quick, on the Electric T&D segment, you know obviously we know the projects you’re already on, what’s your outlook in terms of opportunities for new business, whether it be in CREZ or in the Northeast or elsewhere? Are you actively going after new transmission or renewables work, or...

Robert Harl:	We are, and you know we have a number of things that we’ve identified. We’ve bid on some of those. You know, we haven’t announced any success on that, but we have a number of opportunities that are out there in front of us, and the work that we’re doing there in Maine qualifies us to bid on larger projects, you know many of which are still in the pipeline.

You know, so we’re optimistic that that experience that we’ve gained there is going to lead to bookings, either later this year or into next year. You know, our strategy is intact. You know, what we expected to do was to be able to take a business in the Northeast that was primarily on distribution on the gas side, as well as on the electric side, with some capital construction capability, be able to leverage that into the transmission space, and we’ve effectively done that, leveraged up the size of projects that we’re qualified to bid, and so we’re in that space. What remains is for us to go out there and bid jobs and add those to backlog.

In Texas we’re very busy. You know, we have the Excel work that we’ve got to do, but we’re still almost 100% utilized on the CREZ work that we have Oncor. I mentioned that we are getting additional capacity by taking the resources that we have in our Texas distribution business unit, adding some new people to that to give us capability to go after the smaller lower voltage transmission. We’ve been successful with that strategy. We continue to identify projects here in the local region that we can go after.

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11-08-11/8:00 am CT
Confirmation # 4679750

So I think with regard to our strategy, it’s on track, we’re in the early innings of this transmission build-out, so we’ve feel pretty good about where we are.

Daniel Mannes:	Got it. And real quick, I just wanted to make sure I understood in your prepared comments, aside from weather you did comment on some labor issues in the Northeast. Can you provide a little bit more color of what you were referring to and what that related to?

Robert Harl:	Well, it relates to, you know, the extension of construction and resources of people, both overhead as well as direct labor. Productivity impacts as a result of the weather when it rains a lot, you not only lose the time when you’re rained out, but you come back and have to work in the mud and you lose productivity. And it — there weren’t labor issues in the traditional sense of labor issues, we had more labor costs.

Daniel Mannes:	And — but it was primarily driven by weather?

Robert Harl:	Primarily driven by weather, that’s right.

Daniel Mannes:	Got it. And then last thing is your discussion in Q4 and Q1, I mean I don’t — the bar from last years’ Q4 and Q1 obviously is fairly low. Those are pretty difficult quarters. You know looking forward, I know you sort of commented maybe negative operating income, but are you thinking still positive on the adjusted EBITDA line or — I mean because we were — you were kind of deep in the negative last year.

Van Welch:	Well, I think, yeah, if you look at last year in Q4, I think if you took out the — if you take out the good — we had a goodwill impairment last year, if you adjust for that it’d be about a $20 million loss. As I said, we are going to — we are expecting to have an operating loss, but it’s not going to

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Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

be near as significant as that kind of number, and I would see a corresponding increase in EBITDA from there.

Daniel Mannes:	Got it. So it is possible you’ll be somewhere in the positives on adjusted EBITDA...

Van Welch:	Yes.

Daniel Mannes:	...in the fourth quarter?

Van Welch:	Yes.

Daniel Mannes:	Got it. Thanks again.

Operator:	Next up we’ll hear from Phil Kenney, Crescent Capital.

Philip Kenney:	Hi, can you guys comment on your liquidity and cash balance? First of all, what level you consider to be a minimum for your cash to operate the business, and what your outlook is for cash flow over the next few quarters.

Van Welch:	Yeah, I think if you look at the — you know, we’re at $68 million with that revolver capacity that we have that increases that liquidity up to around the $90 million range. So at that range we feel comfortable, in terms of meeting all the liquidity needs that we may have.

Also, as we move out into the fourth quarter there is a — as the — mostly the disco side of the business comes into play we may see that cash balance drop a bit in Q4, and then start to recover once we get out into Q2 of next year. But currently,- we feel like our liquidity is adequate.

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Confirmation # 4679750

Philip Kenney:	Okay, and then on the asset sales you guys said that some of those were pursuant to sale lease-back contracts. Can you disclose what the level of incremental rent expense you’re going to see going forward is?

Van Welch:	Yeah, I don’t have that in front of me, but when we did the evaluation it certainly was a net positive us, in terms of the interest that we were going to save, as opposed to the rent that we were going to pay. It made very good business sense for us to enter that transaction. That term loan we had, as we’ve talked about for some time, at a 9-1/2% face value it is something we felt very strongly about in trying to get that reduced.

Philip Kenney:	Okay, and then lastly, on the covenant EBITDA, can you just disclose what that is?

Van Welch:	We don’t disclose that, but we did, if you look at our Q, we’ve actually put in quite a bit additional information in our Q this month that actually goes through each of our EBITDA calculations — or excuse me, each of our covenant calculations, gives you an idea of where we stood as related to the covenant, and it will give you an idea of where we are.

Philip Kenney:	Okay, thanks.

Van Welch:	You bet.

Operator:	Noelle Dilts, Stifel Nicolaus.

Noelle Dilts:	Hi, good afternoon — or...

Robert Harl:	Hi, Noelle.

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Noelle Dilts:	...morning, I’m sorry. My first question is on the Upstream segment. Can you give us how much work was related to Acadian in the quarter? How much revenue, I’m sorry.

Van Welch:	Let’s see if I have that.

Van Welch:	((inaudible)).

Randy Harl:	Yeah, we’re going to have to look, Noelle.

Noelle Dilts:	Okay.

Randy Harl:	If you have another question we can deal with that while...

Noelle Dilts:	Sure.

Randy Harl:	...they’re finding it.

Noelle Dilts:	Sure. I guess just sticking with Upstream, you know looking at this, you know, you won about $100 — you took in about $146 million in orders in the quarter. Can you talk about, you know which shale fields you’re having the most success in, where you think there’s some opportunity just to provide us a little bit more granularity around that, you know type of work?

Robert Harl:	All right. Well, size wise, I think the Eagle Ford units is out in the lead, so we’re seeing a lot more activity for both construction of pipelines, facilities related to them, as well as tanks. The — I think not too far behind that is what’s happening in the Barnett. We’re having a lot of success with our Fort Worth office on the engineering side, as well as that translating into some construction projects.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

We are very pleased with what’s taking place in the Bakken as we continue to grow our business there. A lot of engineering work in our engineering office, which has broken through to profitability. We mentioned that we have opened an office in the Niobrara. We haven’t got any work there, but we’ve identified a number of things. And in the Marcellus, you know, we continue to be successful primarily on the engineering side of our business. You know, that is - that has gotten very, very competitive very quickly. Taking us a little bit longer, but I’m pretty pleased with the penetration of all of these shale plays, and the net-net of all of it is a positive contribution for us.

Noelle Dilts:	Okay.

Van Welch:	Noelle, this is Van. That revenue is about $20 million.

Noelle Dilts:	Okay. Thanks. I guess moving on to UTD, can you talk a little bit about your Northeastern distribution operation if you’ve — if you’re — if that operation is profitable at this point, and if there’s you know opportunity for improvement there?

Randy Harl:	Well, I think I can address it maybe in general because I think all of our distribution business is affected in the same way. You know, the distribution we really look at in a couple of pieces. You know one, is driven by the installation of new meters, both for electrical, as well as on the gas side. And you know, we had expected to see some improvement off of the bottom in 2009. That really hasn’t happened.

And you know as the utilities decide how much money they’re going to spend there, it’s really a function of the demand that they have and their obligation to serve. And so, that part of our business has just reached a very low point and hasn’t improved much.

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Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

The other side of it is the maintenance side, and in that case the maintenance dollars really compete with other uses of capital inside of the — of each of the individual companies, and so you see a lot of variability from one utility to the next. You know, so that distribution business in general went way down in 2009 and has not recovered a whole lot since that point in time, you know and it continues to be an issue for us.

You know, we have these master services agreements that require us to have certain resources to be able to fulfill our obligations at the minimum level, and in most cases we’re bumping up against that minimum level and it really challenges us to cover our costs of having those assets available to do the work.

So up in the Northeast for — primarily in HawkEye, which has a lot of distribution work, we do have a real challenge of getting to profitability, especially in Q4 and Q1. We get a lot closer to it, if not breaking through in Q2 and Q3, but that distribution business has been tough on us.

In Texas, it’s the same kind of thing. You know, while we are doing a lot of CREZ work on the transmission construction side here, the distribution side of our business has been challenged and that is why we have moved into trying to do some of the smaller transmission construction projects and utilize some of that equipment and manpower that we have to generate additional revenue.

Noelle Dilts:	Okay. So kind of just expanding on that, looking at your guidance, you know you’re expecting an operating loss in the fourth quarter. I guess in terms of the UTD business, do you think that overall the CREZ work can — I guess are you expecting that business to be profitable in the fourth quarter, or do you think that some of this distribution weakness could offset, you know, the strength related to CREZ?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Randy Harl:	No, we’re expecting, on CREZ, I think as we said in our prepared remarks, we’re expecting the Oncor activity to run through somewhat at the same levels that we had in Q3. I mean, the — where that project is at the moment, you know, they’re on full go, and so we’re expecting that revenue run rate to continue as is and remain profitable.

Noelle Dilts:	I guess my question is more all in, you know, looking at both the transmission and the distribution side, are you expecting the UTD business to be profitable in the fourth and first quarter?

Randy Harl:	For UTD?

Noelle Dilts:	Yep, just UTD.

Randy Harl:	No, we are not...

Noelle Dilts:	Okay.

Randy Harl:	...overall.

Noelle Dilts:	Okay. And then, in — are you expecting profitability in Upstream in the fourth and first quarter?

Randy Harl:	No, we are not.

Noelle Dilts:	Okay. All right. And then, my last question was just, you know, we’ve kind of pushed at this in the questions, but can you quantify the benefit you think you got from an operating profit perspective from the storm-related work, and then the negative impact from the weather and labor? Can you kind of just breakout those components?

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Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

Van Welch:	Yeah, we had about — in terms of Hurricane Irene, we had about $12-1/2 million worth of revenue, and about $2-1/2 million worth EBITDA adds associated with Hurricane Irene. And the — what — the — you know, Randy talked about the issues we had on the capital projects that more than offset that add for those storm revenues.

Noelle Dilts:	Okay. Great, thank you. That’s helpful.

Van Welch:	Thank you.

Operator:	Our next question comes from Randy Bhatia from Capital One Southcoast.

Randy Bhatia:	Hey, guys. Good morning. Thanks for taking my call.

Randy Harl:	Morning.

Van Welch:	Morning, Randy.

Randy Bhatia:	I apologize if you covered these things in your prepared remarks. I was on another call this morning. But briefly if you could, just on the debt reduction, on the deleveraging, you guys are ahead of schedule as you put out in — a couple of weeks ago and reiterated it on the release today. How are you kind of thinking about debt reduction now in the fourth quarter? I mean, are you still going to be as aggressive here going forward? I mean, and how much more kind of low hanging fruit really is there out there that you guys see?

Van Welch:	Yeah, I don’t think we’re finished. I mean, certainly we’re continuing to look at underutilized assets. We’re still looking at some properties that may enable us to monetize. And in terms of

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

non-strategic business units, that’s still something that we have in focus, so you know there’s not a — you know, I wouldn’t by any means say that we’re done with that initiative.

Randy Bhatia:	But no change to the original target, so there’s no new updated target, given that you’re ahead of schedule?

Van Welch:	No, there’s not.

Randy Bhatia:	Okay. All right, and just one other thing, is there any update on the pipeline integrity market in terms of what, you know, timing that you guys expect to have, you know, a clearer view on the market and the opportunity there?

Randy Harl:	You know, I think you know we’re going to have to answer that fairly broadly. As — my prepared remarks, Randy, we talked — I talked about we’ve been working on this for a couple of years, have gotten good penetration with some critical customers, you know have a nice mass of 200 people that have the kind of experience that are going to be necessary to make that business go.

You know, really the extent of the regulation you know is not known yet. You know, we’re trying to read the tea leaves and understand, based on industry associations, as well as what the regulators are saying where that may come down, but it’s going to be big. You know, we have put a lot of emphasis on the marketing side to let people know the great capabilities that we have, the people that we have that are sitting there ready to help them deal with these regulations as they come into effect next year we think.

But, you know as I say, it could be $10 billion, it could be bigger, it could be less than that. How much will the individual owners do versus contract out? We think that the constraint of resources that are available to do this work is going to have an impact on how fast everything can happen.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

But, we — you know we see this as one of our biggest opportunities. We’re working hard to really flush out a business plan, you know have a lot of focus on this area. I think by the time we get into the call for the first quarter of next year we’ll be able to give you a lot more color on what our specific plans are.

Randy Bhatia:	Okay. I appreciate that. Could you give me anything on, you know, kind of how you guys are thinking about attacking this? I mean, would it be kind of a regional-type of setup like what you guys are doing now in the shale plays and in the oil sands, or do you think it’d be more of a centralized operation? I mean, how are you guys kind of thinking about how to attack it?
Randy Harl:	Well, I mean I think that it’s more like regional strategy than anything else because you have to go where the owners are, where the assets are. You know, this is going to be really in a couple of phases.

The first phase of it is more on the technical office organization, the intellectual capital that companies have to help people figure out what they’ve got, because a lot of the issues that have come up here as we look at San Bruno and Allentown are that there was a lack of knowledge about the condition of the existing facilities and what was actually in the ground.

Randy Bhatia:	Okay.

Randy Harl:	We’re actually in customer’s offices now. That’s where that information exists, helping them mine that information, organize it, and then figure out what they need to do in the next phase, which is probably sampling using devices like smart pigs to figure out the actual condition and those kinds of things.

And so, when you get into the field work, obviously that’s got to be where the pipe is. And so, you know, we think that for this first phase, you know, having proven capabilities in people, systems,

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
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and so forth are really the key to doing that, and that’s where we’re feeling really well positioned going into next year.

Randy Bhatia:	All right. Great, thanks so much.

Operator:	Next up is Bill Nasgovitz, Heartland Funds.

Bill Nasgovitz:	Hello.

Randy Harl:	Morning.

Bill Nasgovitz:	Hey, I apologize, I came on late. Could you just comment on the — you know the political process here, this Keystone Pipeline, what do you think’s going to happen? I’d just be interested in your personal views.

Randy Harl:	Well, you know, it’s something that, you know we — since we’re not involved in the construction, you know that turned out to — they — TransCanada entered into a project labor - or a labor agreement for the pipeline, so it’s going to get done on a union basis. You know, we’re an open shop contractor, so it’s not something that we really even have a shot at.

You know, we have started the repair of our relationship with TransCanada, but I think all the forces were set in motion here prior to that happening. So it’s not been, you know, something that’s really been on our radar screen. You know, we read the paper like everybody else, but you know there are an awful lot of things at work here.

I had commented on it earlier that I think that if it goes it will be a positive thing for the other folks that aren’t engaged in it because it should give us some relief from a competitive pressure standpoint. But, that is still something that’s hard to quantify because we have an awful lot of

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Moderator: Michael Collier
11-08-11/8:00 am CT
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capability in the large diameter construction arena in the U.S. that got built up in 2008 and ’09. It is not very utilized at this point in time.

Keystone would help that, but I still think there will be plenty of competition for those projects that remain.

Bill Nasgovitz:	Okay, thank you.

Operator:	Next up is John Rogers with Davidson.

John Rogers:	Just a couple of follow-up things. First of all, in terms of the electrical business right now, what’s your rough split between transmission and distribution?

Randy Harl:	It’s — John, it’s about 50/50.

John Rogers:	Okay. And looking out into next year, do you think it’ll stay at 50/50 or will the transmission business be substantially bigger?

Randy Harl:	Well, I mean, we got into this business, you know really for the distribution business because we liked...

John Rogers:	Right.

Randy Harl:	...the visibility that that gives us, but you know the big pop’s got to come from transmission. And you know again, going back to, you know the task that we are still undertaking here is to grow our capability.

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
Confirmation # 4679750

I mean, when we bought InfrastruX, you know its history had been more on the smaller transmission projects, you know it may be $5, $10, $15 million size. You know, so we had some capabilities, we bought a big backlog of CREZ, which are the bigger projects, getting into the 500 KV kind of projects. You know, so we’ve grown ourselves, are growing ourselves into a position where we can bid on these larger projects.

So our objective here is to really change the balance inside of the business, you know and we’re doing that. We’re laying the groundwork for it, but it’s still yet to happen. So we expect that as we move through 2012 into 2013 that that balance is going to shift a lot more toward the transmission side. The profitability of that segment is a lot better. You know, if we get any relief on the distribution side, of course it’ll help the entire business.

John Rogers:	Sure. Okay. And then, the other thing is in your Q, you mentioned the mediation process over in the U.K. with the people that you sold the Nigerian business to, more meetings coming up December. I mean, should we think about that as an important, or at least possibility of a settlement here, or just think about June of next year as when this will really get resolved?

Randy Harl:	John, you asked some — a very difficult question, and one that we ask ourselves all of the time. You know, just to — you know we have really tried to lay out in the Q, and have for some time, you know what we think about this. And you know it’s — I think this case is typical of the ones that I have seen my entire career here that, you know, normally there’s a big ask and, you know in this case we think there are a lot of exorbitant costs that have been claimed here that aren’t our responsibility.

John Rogers:	Sure.

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11-08-11/8:00 am CT
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Randy Harl:	And you know the truth is, though, that we’ve got to — it’s not important what we think, it’s important what the court thinks. And so, we have to get prepared to put in front of the court the defenses that we think are there that are going to be good for us at the end of the day.

You know, so — but what we would really like to do is reach an agreement, you know, with WAGP to settle this before we go further down the road and stop the expense that both sides are bearing right now to prepare for this — for the trial in June of next year. So I’m hopeful, I wouldn’t say that I’m optimistic, but I’m hopeful that we can reach an accommodation. We’re trying to engage the management of the other side.

You know, we’ve done an awful lot of work here. You’ve seen the expenditure that we put into this. We’ve had to get counsel in the U.K, forensic accountants, construction experts, engineering experts, a lot of folks involved in this thing and we’re pretty happy with what we’ve found as we’ve gone through that process.

But, the real key to it is in engaging the other side, sitting down, and reaching a reasonable accommodation to end this. And so, that’s what we’re trying to do. I can’t handicap what our chances are of being able to do that. Is that an important milestone?

Well, it’s certainly another meeting that’s out there. Van’s having another one in a week or so. We’re going to talk to some management folks in a couple weeks as well.

You know, all of those are things that could have an impact, but rest assured we’re doing everything we can to get this thing settled.

John Rogers:	Okay. Thanks. I appreciate the color. And in the meantime, I guess Van indicated we’d continued to see sort of expenses staying in the, I guess, $5 million a quarter range?

WILLBROS GROUP, INC.
Moderator: Michael Collier
11-08-11/8:00 am CT
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Van Welch:	Yeah, John, I think that’s the way I would look at it going forward.

John Rogers:	Okay. Okay. All right, tough situation, but thank you; appreciate the color.

Randy Harl:	You’re welcome, John.

Operator:	And ladies and gentlemen, that does conclude today’s question-and-answer session, as well as today’s conference. We would like to thank you all for your participation and have a great day.
END